Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Auditors” in the Pre-Effective Amendment No. 3 to Registration Statement (Form S-3) and related prospectus of LandAmerica Financial Group, Inc. dated May 25, 2004 for the registration of $115,000,000 aggregate principal amount of 3.125% Convertible Senior Debentures due 2033 and 1,715,363 shares of common stock and to the incorporation by reference therein of our report dated February 18, 2004, with respect to the consolidated financial statements and schedules of LandAmerica Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP

Richmond, Virginia

May 25, 2004